Exhibit 2.2

AMENDMENT TO COMMON STOCK PURCHASE WARRANTS

     THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (“Amendment”) is made and entered as of the 1st day of February, 2007 between Sun New Media, Inc., a Minnesota corporation (the “Company”) and Barron Partners LP (the “Warrant Holder”).

The Parties hereby agree that:

B.             The Company issued to Warrant Holder 5 Common Stock Purchase Warrants  (collectively “the Warrants”) listed below:

-                    Warrant “A” dated December 31, 2005 for 1,500,000 common shares at $2.04 exercise price

-                    Warrant “B” dated December 31, 2005 for 1,500,000 common shares at $2.80 exercise price

-                    Warrant “C” dated December 31, 2005 for 4,000,000 common shares at $3.60 exercise price

-                    Warrant “D” dated December 31, 2005 for 4,000,000 common shares at $4.80 exercise price

-                    Warrant “E” dated March 6, 2006 for 4,000,000 common shares at $2.10 exercise price

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C.             As of the date of this agreement the Warrant Holder exercised parts of the Warrants as follows:

-                    Warrant “D” for 554,023 common shares

-                    Warrants “E” for 2,900,000 common shares

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D.            As of the date immediately prior to this agreement the remaining Warrants are:

-                    Warrant “A” for 1,500,000 common shares at $2.04 exercise price

-                    Warrant “B” for 1,500,000 common shares at $2.80 exercise price

-                    Warrant “C” for 4,000,000 common shares at $3.60 exercise price

-                    Warrant “D” for 3,445,977 common shares at $4.80 exercise price

-                    Warrant “E” for 1,100,000 common shares at $2.10 exercise price

     NOW, THEREFORE, the Company agrees to amend the Warrants as follows (all terms which are capitalized but not defined herein shall have the same meaning as set forth for such terms in the Warrants):

6.                           Exercise Price. The exercise price per share for 1,100,000 “E” Warrants and 900,000 “D” Warrants is reduced to $0.80. (collectively “$0.80” Warrants).

7.                           Exercise Price. The exercise price per share for 1,000,000 “D” Warrants is reduced to $0.00001. (“$0.00001” Warrants).

8.                           Exercise of Warrants.

a)              Barron can exercise up to 10% of the “$0.80” Warrants in each 30 day period for the first 10 months following the date of this amendment, provided that the market price of the common stock  is below $1.25 for the 30 days period proceeding the exercise date. After ten months from the date of this agreement OR if the market stock price is above $1.25 Barron can exercise the “$0.80” Warrants without limitation.

b)             Barron can exercise up to 10% of the “$0.00001” Warrants in each 30 day period for the first 10 months following the date of this amendment. These amounts shall be cumulative, so for example if Barron does not exercise any “.00001” Warrants in the first 30 day period, Barron may exercise up to 200,000 “.00001” Warrants in the second thirty day period.

9.                           Call provisions. Call provisions will be cancelled on all warrants.

10.                     Termination. All remaining warrants except for the warrants addressed above in Sections 1 and 2 will be immediately terminated.

11.                     Miscellaneous.   Except as expressly modified hereby, the Warrants remain unmodified and in full force and effect.

DATE:

Sun New Media, Inc.		Barron Partners LP

By:	/s/ Dr. Bruno Wu	By:	/s/ Mr. Andrew Worden
Its:	Chairman & CEO	Its:	Partner